                                                                  EXHIBIT (B)(1)

February 14, 1996
Genstar Capital Partners II, L.P.
Metro Tower, Suite 1170
950 Tower Lane
Foster City, California 94404-2121
Attention: Jean-Pierre L. Conte

         Re:  BANK FACILITIES FOR ACQUISITION
           OF ANDROS INCORPORATED

Gentlemen:

    You have advised us that Genstar Capital Partners II, L.P. ("Genstar") will form a new corporation ("Holdings") for the purpose of acquiring (the "Acquisition") all of the outstanding capital stock (the "Shares") of Andros Incorporated ("Andros"). We understand that the Acquisition will be accomplished through a cash tender offer (the "Tender Offer") by a wholly-owned subsidiary of Holdings ("Merger Sub") for up to 100% of the Shares at a price not to exceed $18.00 per share followed by a merger (the "Merger") of Merger Sub with and into Andros in which Andros will be the surviving corporation (any references in this letter to "Company" being understood to refer to (i) Merger Sub prior to the Merger and (ii) Andros after the Merger) and in which any Shares not tendered in the Tender Offer will be cancelled in exchange for cash consideration. We further understand that the Tender Offer will be conditioned on, among other things, the tender and purchase of at least that number of Shares required to permit Merger Sub to cause the Merger to occur (the "Minimum Shares"). You have advised us that there will be a signed merger agreement prior to the funding of the Tender Facility referred to below. Upon the consummation of the Acquisition, Andros will be wholly-owned by Holdings and Holdings will be controlled, directly or indirectly, by Genstar.

    Banque Paribas ("Paribas") and The Bank of Nova Scotia ("Scotiabank") are pleased to confirm that each severally, and not jointly, agrees to provide up to $25 million of the $50 million of senior bank credit facilities described below. Such senior bank credit facilities will consist of (y) a tender offer facility of up to $50 million (the "Tender Facility") and (z) to refinance the Tender Facility, a term loan facility of up to $27 million (the "Term Loan Facility") and a revolving credit facility of up to $15 million (the "Revolving Credit Facility"; together with the Tender Facility and the Term Loan Facility, the "Bank Facilities"). Paribas Capital Markets ("PCM"), an affiliate of Paribas, and Scotiabank intend to arrange for other banks, financial institutions and other "accredited investors" (as defined in regulations of the Securities and Exchange Commission; each such bank, financial institution and accredited investor, including Paribas and Scotiabank, being a "Lender" and, collectively, the "Lenders") reasonably acceptable to Genstar to provide a portion of the Bank Facilities. Our commitments, however, are not subject to syndication of the Bank Facilities. Paribas will act as administrative agent for the Lenders (in such capacity, the "Agent") and Scotiabank will act as documentation agent for the Lenders. Certain of the terms of each of the Bank Facilities are set forth in the Summary of Terms attached hereto as Annex A (the "Term Sheet"). You have advised us that the proceeds of the Tender Facility, together with (i) not less than $17 million in cash common equity contributions to Holdings from Genstar and certain other investors acceptable to Paribas and Scotiabank and (ii) gross proceeds of not less than $15 million from the issuance of new subordinated debt securities of Merger Sub (the "New Sub Debt") will be used to pay a portion of the consideration for the Shares in the Tender Offer and certain fees and expenses in connection with the Acquisition and the related financings. You have further advised us that, upon consummation of the Merger, the Term Loan Facility and up to $7.8 million of the Revolving Credit Facility, together with Company cash on hand, will be used to refinance

Genstar Capital Partners II, L.P.
February 14, 1996
Page 2

the Tender Facility and to pay the consideration for the Shares purchased in the Merger and certain additional fees and expenses. The Revolving Credit Facility will also be used to provide for the working capital requirements and other corporate purposes of Company and its subsidiaries.

    The commitments of Paribas and Scotiabank are subject to the accuracy and completeness of the information and projections referred to in the next succeeding paragraph and the execution of definitive loan documentation consistent with the terms and conditions hereof and otherwise in form and substance satisfactory to the Lenders and the satisfaction of conditions set forth therein, including, without limitation, those conditions set forth in the Term Sheet.

    Genstar hereby represents that to its knowledge (i) all information, which has been or is hereafter made available to Paribas, Scotiabank or the other Lenders by Genstar or Andros or any of their representatives in connection with the transactions contemplated hereby (the "Information") is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and
(ii) the financial projections and/or forecasts concerning Andros and its subsidiaries that have been or are hereafter made available to Paribas, Scotiabank or the other Lenders by Genstar or any of its representatives in connection with the transactions contemplated hereby have been (or will be, in the case of projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. Genstar agrees to supplement the Information and any such projections so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Bank Facilities, Paribas, PCM and Scotiabank will be using and relying on the Information and any such projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

    Genstar shall pay the reasonable costs and expenses (including the reasonable fees and expenses of counsel to Paribas and Scotiabank, reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses of Paribas, Scotiabank and PCM, including, without limitation, syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Bank Facilities. Genstar further agrees to indemnify and hold harmless each of the Lenders (including Paribas and Scotiabank), PCM and each director, officer, employee, agent, attorney and affiliate thereof (each an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which a Lender or such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the actions of Genstar or Andros or any of their respective affiliates in connection with the Acquisition, any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated by this letter, and to reimburse each of the Lenders and each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between Genstar or any third party and such Lender or any such indemnified person, and whether or not such Lender or any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that the indemnity contained herein shall not apply to the extent that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such Lender or indemnified person. The

Genstar Capital Partners II, L.P.
February 14, 1996
Page 3

obligations to indemnify each Lender and such indemnified persons and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. None of Paribas, Scotiabank, any other Lender or PCM shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter. The foregoing provisions of this paragraph shall be in addition to any rights that any Lender or any indemnified person may have at common law or otherwise.

    In connection with the services to be provided hereunder by Paribas, Paribas may employ the services of its affiliates, including PCM. Paribas may share with such affiliates, and such affiliates may share with Paribas, any information concerning Holdings and Andros; PROVIDED that Paribas and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies relating to non-public information. Any such affiliate so employed (and its directors, officers, employees, agents, attorneys and affiliates) shall be entitled to all of the benefits afforded to Paribas hereunder.

    You further acknowledge that Paribas, Scotiabank and their respective affiliates may be providing or proposing to provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein and otherwise. Paribas, Scotiabank and their respective affiliates will not use confidential information obtained from you or any of your affiliates by virtue of the transactions contemplated by this letter or their other relationships with you and your affiliates in connection with the performance by Paribas, Scotiabank or their respective affiliates of services for such other companies, and Paribas, Scotiabank and their respective affiliates will not furnish any such information to such other companies. You also acknowledge that neither Paribas nor Scotiabank has any obligation to use any confidential information obtained from such other companies in connection with the transactions contemplated by this letter, or to furnish any such confidential information to you or any of your affiliates.

    This letter is confidential and shall not be disclosed by you to any person other than your accountants, attorneys and, to the extent approved by Paribas and Scotiabank, other advisors, and to Andros and its attorneys and, to the extent approved by Paribas and Scotiabank, other advisors, and then only on a confidential basis and in connection with the Acquisition and the related transactions contemplated herein. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; PROVIDED that you will use your best efforts to notify us of any such disclosure prior to making such disclosure.

    Our offer will terminate on February 14, 1996, unless on or before that date you sign and return an enclosed counterpart of this letter. The Bank Facilities referred to herein shall in no event be available unless the Tender Offer has been consummated on or prior to April 15, 1996.

    This letter agreement shall be governed by and construed in accordance with the internal laws of the State of California. This letter agreement may be executed in any number of counterparts and by

Genstar Capital Partners II, L.P.
February 14, 1996
Page 4

different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

    We appreciate having been given the opportunity by you to be involved in this transaction.

                                          Very truly yours,
                                          BANQUE PARIBAS

                                          By: /s/ LEE S. BUCKNER________________

                                          Title: Group Vice President___________

                                          By: /s/ PATRICK YOUNT_________________

                                          Title: Vice President_________________

                                          THE BANK OF NOVA SCOTIA

                                          By: /s/ JOHN A. QUICK_________________

                                          Title: Senior Relationship Manager____

AGREED AND ACCEPTED
this     day of February, 1996

GENSTAR CAPITAL PARTNERS II, L.P.
By:  GENSTAR CAPITAL, L.L.C.

    By: /s/ JEAN-PIERRE L. CONTE______

    Title: Principal__________________

                                                                         ANNEX A

                              ANDROS INCORPORATED
                                SUMMARY OF TERMS
                                BANK FACILITIES

    The following summarizes selected terms of certain senior bank credit facilities to be utilized in connection with the proposed acquisition of Andros by affiliates of Genstar. This Summary of Terms is intended merely as an outline of certain of the material terms of such bank credit facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such bank credit facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the financing letter to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

I.  THE BANK FACILITIES

BORROWER:                         Merger  Sub;  upon   consummation  of   the  Merger,   the
                                  obligations  of Merger Sub  will be assumed  by Andros and all subsequent extensions  of credit will  be incurred  by
                                  Andros  (and any references  to "Company" shall  be to (i)
                                  Merger Sub prior to the Merger and (ii) thereafter, Andros as the surviving corporation in the Merger).
LENDERS:                          Banque  Paribas  ("Paribas"),  The  Bank  of  Nova  Scotia
                                  ("Scotiabank")   and  a  syndicate   of  banks,  financial
                                  institutions and  other  accredited  investors  reasonably acceptable to Genstar (the "Lenders").
ADMINISTRATIVE AGENT:             Paribas (in such capacity, the "Agent").
DOCUMENTATION AGENT:              Scotiabank.
ARRANGERS:                        Paribas Capital Markets ("PCM") and Scotiabank.
THE BANK FACILITIES:              The  Bank Facilities shall consist of the Tender Facility, the Term Loan Facility and the Revolving Credit Facility.

    A.  THE TENDER FACILITY

TYPE AND AMOUNT:                  The Tender  Facility shall  consist of  a term  loan  (the
                                  "Tender  Loan") of up to  $50 million. Lenders' commitment to make the  Tender Loan will  terminate immediately  upon the consummation of the Tender Offer. The Tender Loan will have  a final  maturity date  of the  earlier of  120 days following the  first  date  shares are  purchased  in  the
                                  Tender  Offer  (such first  date  being herein  called the
                                  "Closing Date") or the consummation of the Merger.
USE OF PROCEEDS:                  The proceeds of the Tender Facility, together with (i) not less than $17 million in cash common equity  contributions to  Holdings  from  Genstar  and  certain  other investors acceptable  to  Paribas  and  Scotiabank  and  (ii)  gross proceeds of not less than

                                  $15  million from  the proceeds  of new  subordinated debt securities of Merger  Sub (the  "New Sub  Debt") shall  be used as follows:
                                  1.   to pay  the consideration for  the Shares pursuant to
                                  the  Tender  Offer  in  an  aggregate  maximum  amount  of approximately $83.3 million; and
                                  2.  to pay fees in connection with the Acquisition and the related  financings and  to pre-fund  interest payments on the Tender Facility in an aggregate maximum amount  of
                                      $6   million  and   to  pay   reasonable  expenses  in
                                      connection therewith.
GUARANTOR:                        Holdings and Andros.
SECURITY:                         All extensions of credit to Merger Sub will be secured  by a pledge of 100% of the stock of Andros acquired by Merger
                                  Sub in the Tender Offer.
                                  In  addition, all extensions of  credit to Merger Sub will be secured by the "Cash Accounts" (as defined in Part I.C.
                                  below).
                                  The guaranty of Holdings  will be secured  by a pledge  of the stock of Merger Sub.
                                  Negative  pledge  on  all  assets of  Merger  Sub  and its subsidiaries, subject to exceptions to be agreed upon.
INTEREST RATES:                   All amounts outstanding  under the  Tender Facility  shall bear  interest at the  Base Rate plus  1.75% per annum. As used herein, the term "Base  Rate" shall have the  meaning customary and appropriate for financings of this type.
                                  After  the occurrence  and during  the continuation  of an event of default, interest shall accrue at a rate equal to the Base Rate plus 3.75% per annum and shall be payable on demand.
INTEREST PAYMENTS:                90 days  after  the Closing  Date,  at maturity  and  upon prepayment,  payable in arrears and  computed on the basis of a 365-day year.
VOLUNTARY PREPAYMENTS:            The Tender Facility  may be  prepaid in whole  or in  part without  premium or penalty upon at least 1 business day's notice.
MANDATORY PREPAYMENTS:            Merger Sub shall prepay  the loans in  an amount equal  to
                                  100%  of the proceeds of the  sale or other disposition of any of the stock of Andros, in each case payable no  later than the first business day following the date of receipt.
CONSUMMATION OF SHORT-FORM        In  the event that Merger Sub  purchases not less than 90%
 MERGER:                          of outstanding shares of the stock of Andros in the Tender
                                  Offer and all conditions to the making of the Loans  under the  Permanent Bank Facilities  have been satisfied (other than the prior  making of the  Tender Loan), Holdings  and
                                  Andros  shall cause  the merger  of Merger  Sub and Andros
                                  pursuant  to   Section  253   of  the   Delaware   General
                                  Corporation Law and the Merger Agreement to occur prior to or  concurrently with the payment for the Shares purchased
                                  in   the    Tender   Offer    and   Merger    Sub    shall

                                  elect   to   borrow   amounts   sufficient   to   pay  all
                                  consideration due in the  Merger under the Permanent  Bank
                                  Facility (rather than the Tender Facility).

    B.  THE TERM LOAN FACILITY AND THE REVOLVING CREDIT FACILITY

TYPE AND AMOUNT:                  TERM  LOAN FACILITY.  The Term Loan Facility shall consist of a term  loan (the "Term  Loan") of up  to $27  million.
                                  Lenders'  commitments to  make loans  under the  Term Loan
                                  Facility will terminate immediately upon the  consummation of  the Merger. The  Term Loan will  have a final maturity
                                  date  of  5  years  after  the  Closing  Date.   Quarterly
                                  amortization  will be required,  commencing June 30, 1996, resulting in aggregate annual amounts as follows:

                                                            AGGREGATE ANNUAL
                                            YEAR              AMORTIZATION
                                             ---      ----------------------------
                                         1.........          $    2,500,000
                                         2.........               4,000,000
                                         3.........               5,500,000
                                         4.........               7,000,000
                                         5.........               8,000,000
                                                               ------------
                                                             $   27,000,000

                                  REVOLVING CREDIT FACILITY.  The Revolving Credit  Facility
                                  will  mature 5 years  after the Closing Date  and be in an original principal amount of up to $15 million. Letters of credit may be issued  under the Revolving Credit  Facility up  to an aggregate face amount  of $3 million at any time outstanding.
USE OF PROCEEDS:                  The proceeds of the Term Loan Facility, up to $7.8 million of the  Revolving Credit  Facility and  cash in  the  Cash
                                  Accounts (as defined under the heading "Covenants" in Part
                                  II.C. below) shall be used as follows:
                                  1.  to refinance the Tender Facility in its entirety;
                                  2.   to pay the purchase price of any Shares not purchased
                                      in the Tender Offer;
                                  3.  to purchase up to 573,000 outstanding options to  pur-
                                      chase the common stock of Andros; and
                                  4.  to pay fees in connection with the Acquisition and the related  financings in an  aggregate maximum amount of
                                      $6  million  and   to  pay   reasonable  expenses   in
                                      connection therewith.
                                  The  Revolving Credit  Facility will also  be available to provide for the working  capital requirements and  general corporate  purposes of Company and its subsidiaries and to provide a portion of the purchase price of acquisitions of
                                  similar  or  related  businesses;  PROVIDED,  subject   to
                                  additional  limits  to  be  contained  in  the  Definitive
                                  Financing Documents, that (y) not more than $5 million may be borrowed under  the Revolving Credit  Facility for  any single  such acquisition and not more than $10 million may be so borrowed for all  acquisitions in any calendar  year
                                  and

                                  (z)  the purchase price of  any business so acquired shall not exceed 4 times the  pro forma EBITDA of such  business for the most recent fiscal year of such business.
GUARANTORS:                       Holdings and all domestic subsidiaries of Company.
SECURITY:                         All  extensions of credit to Company and all guaranties of subsidiaries of Company under  the Term Loan Facility  and
                                  the   Revolving   Credit   Facility   (collectively,   the
                                  "Permanent  Bank  Facilities")  will  be  secured  by  all existing  and after-acquired personal  property of Company and the subsidiary guarantors, including a pledge of  100%
                                  of  the stock of all  domestic subsidiaries of Company and
                                  66% of the  stock of all  foreign subsidiaries of  Company and the assignment of all material contracts and patents.
                                  The  Permanent Bank  Facilities shall  also be  secured by first priority liens  on all  existing and  after-acquired real  property fee and leasehold  interests of Company and the subsidiary  guarantors, subject  to exceptions  to  be agreed upon.
                                  To   effect  such   liens  securing   the  Permanent  Bank
                                  Facilities, Company  and the  subsidiary guarantors  shall execute  and deliver to the Agent all security agreements, financing statements, deeds of trust, mortgages and  other documents  and  instruments as  are  necessary to  grant a first priority  perfected security  interest in  and  lien upon  all  such  property of  Company  and  the subsidiary guarantors, subject  to customary  permitted liens  to  be agreed upon.
                                  The  Agent shall receive  satisfactory assurances that one or more ALTA title insurance  policies, in amounts and  in form  and substance reasonably  satisfactory to the Agent, to insure the interests of the Lenders in such of the real property securing the Permanent Bank Facilities as may  be designated  by the Agent in its  discretion at the time of
                                  the  consummation  of  the   Merger  or  within  30   days
                                  thereafter.
                                  The  guaranty of Holdings  will be secured  by a pledge of the stock of Company.
                                  Negative  pledge  on  all   assets  of  Company  and   its
                                  subsidiaries, subject to exceptions to be agreed upon.
INTEREST RATES:                   All   amounts   outstanding  under   the   Permanent  Bank
                                  Facilities shall bear  interest, at  Company's option,  as follows:
                                  (i)  at the Base Rate plus the Applicable Base Rate Margin per annum; or
                                  (ii)  at  the reserve  adjusted LIBOR  plus the Applicable
                                  LIBOR Margin per annum.

                                  Until the  first  anniversary  of the  Closing  Date,  the
                                  Applicable  LIBOR Margin shall be 3.00% and the Applicable
                                  Base  Rate  Margin   shall  be   1.75%.  Thereafter,   the
                                  Applicable  Margin will be determined  on the basis of the ratio of Senior Debt to EBITDA (calculated on a rolling  4 quarter basis) as follows:

                                                                          APPLICABLE MARGIN
                                                                      --------------------------
                                             SENIOR DEBT/EBITDA*         LIBOR       BASE RATE
                                         ---------------------------  -----------  -------------
                                                   > 2.50                  3.00%         1.75%
                                                > 2.00 < 2.50              2.50%         1.25%
                                                   < 2.00                  2.00%         0.75%

                                  ------------------------
                                  *(net  of management  fees paid  and certain restructuring charges incurred in  connection with  the Acquisition  not exceeding $500,000)

                                  As  used  herein,  the  terms  "Base  Rate"  and  "reserve
                                  adjusted  LIBOR"   shall  have   meanings  customary   and
                                  appropriate for financings of this type, and the basis for calculating  accrued interest and the interest periods for loans bearing  interest  at  the  reserve  adjusted  LIBOR
                                  ("LIBOR  Loans")  shall be  customary and  appropriate for financings of this type.
                                  After the  occurrence and  during the  continuation of  an event of default, interest shall accrue at a rate equal to the  rate on loans bearing interest at the rate determined by reference to the Base Rate ("Base Rate Loans") plus  an additional 2 percentage points (2.00%) per annum and shall be payable on demand.
INTEREST PAYMENTS:                Quarterly for Base Rate Loans; on the last day of selected interest periods (which shall be 1, 2, 3 and 6 months) for
                                  LIBOR Loans (and at the end of every 3 months, in the case of  interest periods  of longer  than 3  months); and upon prepayment, in each case  payable in arrears and  computed on  the basis of a  365-day year in the  case of Base Rate
                                  Loans and a 360-day year in the case of LIBOR Loans.
INTEREST RATE PROTECTION:         Within 90 days after the Closing Date, Company will obtain interest rate protection, pursuant  to interest rate  caps or  other similar arrangements  satisfactory to the Agent, against increases  in interest  rates (above  a per  annum rate  to  be specified  by the  Agent)  with respect  to a notional  amount  equal  to  not  less  than  50%  of  the
                                  aggregate   amount  of   the  Term   Loan  Facility,  such
                                  arrangements to remain in effect for a period of not  less than 3 years after the Closing Date.
BORROWING BASE:                   Availability  of loans under the Revolving Credit Facility will be subject to  a borrowing base equal  to the sum  of
                                  (i)  70%  of  eligible  accounts  receivable,  including a sublimit for foreign accounts receivable, and (ii) 50%  of eligible  inventories;  PROVIDED,  HOWEVER,  that advances against inventories may not exceed $7 million.
LETTER OF CREDIT FEE:             The letter of credit  fee shall be  a percentage equal  to the  applicable margin for LIBOR Loans under the Revolving
                                  Credit Facility, which shall be shared by all Lenders, and an additional 0.25% per annum, which shall be retained  by the Lender issuing the

                                  letter  of credit, in each  case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit.
COMMITMENT FEES:                  Commitment fees equal to 0.50%  per annum times the  daily average  unused portion  of the  Revolving Credit Facility shall accrue from the consummation of the Merger and shall be computed on  the basis  of a 360-day  year and  payable quarterly  in arrears and upon the maturity or termination of the Revolving Credit Facility.
VOLUNTARY PREPAYMENTS AND         The Permanent Bank Facilities may  be prepaid in whole  or
  COMMITMENT REDUCTIONS:          in part without premium or penalty (LIBOR Loans prepayable only on the last days of related interest periods) upon at least  3 business  days' notice.  The Lenders' commitments may be reduced or terminated upon such notice and in  such amounts  as may  be agreed upon.  Voluntary prepayments of the Term  Loan Facility  shall be  applied on  a pro  rata basis to all remaining scheduled installments thereof.
MANDATORY PREPAYMENTS AND         Company  shall  prepay  the loans  and/or  the commitments
  COMMITMENT REDUCTIONS:          under the  Revolving  Credit  Facility  shall  be  reduced
                                  (subject  to certain basket amounts  to be agreed upon) in the amounts  indicated below.  All such  amounts shall  be applied  first to the prepayment of the Term Loan Facility and thereafter to the  prepayment of the Revolving  Credit
                                  Facility  and the reduction  of the commitments thereunder and all  such  mandatory  prepayments  of  the  Term  Loan
                                  Facility shall be applied as indicated below.
                                  ASSET  SALE  PROCEEDS:  100%  of  the  net  after-tax cash proceeds of the sale or other disposition of any  property or  assets of  Company or  any of  its subsidiaries, other than (i) net cash proceeds of sales or other  dispositions of  inventory  in the  ordinary  course of  business, (ii)
                                  proceeds from sales of assets used to purchase  equivalent or  improved assets within  six months of  such sales, and
                                  (iii) a $100,000  basket, in  each case  payable no  later than the first business day following the date of receipt;
                                  prepayment  amounts to be  applied on a  pro rata basis to all remaining scheduled installments.
                                  INSURANCE/CONDEMNATION PROCEEDS: 100% of the net cash pro-
                                  ceeds received under any casualty insurance maintained  by
                                  Holdings  or  any  of  its  subsidiaries,  other  than (i)
                                  proceeds not exceeding $5,000,000 in the aggregate applied to rebuild or replace assets damaged or destroyed and (ii)
                                  a $100,000 basket,  or as a  result of the  taking of  any assets  of Holdings or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each  case payable no later than the first business day following the date  of receipt; prepayment amounts  to be applied to the remaining scheduled installments in  the inverse order  of maturity.
                                  PROCEEDS  OF  EQUITY  OFFERINGS:  100%  of  the  net  cash proceeds received from the  issuance of equity  securities of  Holdings  or  any  of  its  subsidiaries  (other  than proceeds received  upon  the exercise  of  employee  stock options), in each case payable no later

                                  than the first business day following the date of receipt;
                                  prepayment   amounts  to  be   applied  to  the  remaining
                                  scheduled installments in the inverse order of maturity.
                                  PROCEEDS OF DEBT ISSUANCES: 100% of the net cash  proceeds received  from  certain  issuances of  debt  securities by
                                  Holdings or any of its subsidiaries, in each case  payable no later than the first business day following the date of receipt; prepayment amounts to be applied to the remaining scheduled installments in the inverse order of maturity.
                                  EXCESS  CASH FLOW: 65% of excess cash flow (to be defined)
                                  for each fiscal  year until  such time  as a  total of  $6 million  from such excess cash  flow sweep has been repaid
                                  and  50%  of  excess  cash  flow  for  each  fiscal   year
                                  thereafter, in each case payable within 120 days after the end  of  the  applicable fiscal  year;  prepayment amounts during the  period in  which 65%  of Excess  Cash Flow  is
                                  prepaid   to  be   applied  to   the  remaining  scheduled
                                  installments  in  the  inverse   order  of  maturity   and
                                  prepayment  amounts  during  the period  in  which  50% of
                                  Excess Cash Flow is  prepaid to be applied  on a pro  rata basis to all remaining scheduled installments.

    C.  OTHER PROVISIONS OF THE BANK FACILITIES

REPRESENTATIONS AND WARRANTIES:   Customary  and appropriate, including, without limitation,
                                  due  organization   and   authorization,   enforceability,
                                  financial condition, no material adverse changes, title to
                                  properties,   liens,  litigation,  payment  of  taxes,  no
                                  material  adverse   agreements,  compliance   with   laws,
                                  employee  benefit liabilities,  environmental liabilities,
                                  perfection  and  priority  of  liens  securing  the   Bank
                                  Facilities,  full  disclosure,  and  the  accuracy  of all
                                  representations   and   warranties   in   the   Definitive
                                  Acquisition Documents.
COVENANTS:                        Customary   and   appropriate  affirmative   and  negative
                                  covenants, including, without  limitation, limitations  on
                                  other   indebtedness,   liens,   investments,  guarantees,
                                  restricted junior  payments  (dividends,  redemptions  and payments  on subordinated debt), mergers and acquisitions, sales of  assets (other  than  inventory in  the  ordinary course of business and assets with a fair market value not to  exceed  $1,000,000  during any  fiscal  year), leases, transactions with  affiliates,  conduct  of  business  and other  provisions customary and appropriate for financings of this  type,  including  exceptions and  baskets  to  be mutually agreed upon.
                                  CASH  ACCOUNTS: Concurrently with the making of the Tender
                                  Loan, Merger Sub shall cause  Andros to pledge cash in  an amount  of not less than $28 million (the "Minimum Deposit
                                  Amount") and to deposit such  cash in accounts (the  "Cash
                                  Accounts")  maintained  with  Paribas  or  Scotiabank,  or another bank or banks designated by Paribas and Scotiabank and  acceptable  to  Merger  Sub  and  Andros.  All  funds deposited in the Cash Accounts shall be invested solely in approved  cash equivalent  investments and  no withdrawals shall be permitted from the

                                  Cash  Accounts  without   the  consent   of  Paribas   and
                                  Scotiabank  if such  withdrawal would  cause the remaining balance on deposit  to be  less than  the Minimum  Deposit
                                  Amount.
                                  PRE-MERGER  COVENANTS: Merger  Sub shall  covenant that it shall comply with, and shall cause Andros to comply  with, all covenants set forth in the Merger Agreement applicable prior  to  the  consummation  of  the  Merger  (including, without limitation, Section  5.1 thereof)  and Merger  Sub shall further covenant that during the period prior to the consummation of the Merger (i) it shall retain the Minimum
                                  Shares  and  (ii)  it  shall not  terminate  or  amend the
                                  Definitive Acquisition Documents without the prior written consent of Lenders. In addition, the Definitive  Financing
                                  Documents shall provide that Merger Sub shall cause Andros to  deposit not less than  the Minimum Deposit Amount into the Cash Accounts  and that amounts  therein shall be  ap-
                                  plied  at the  time of the  Merger so as  to refinance the
                                  Tender Facility as provided in Part I.B. above.
                                  FINANCIAL  PERFORMANCE  COVENANTS:  Financial  performance covenants (which will be measured quarterly on a rolling 4 quarter basis commencing on September 30, 1996 except that through March 31, 1997 amounts will be annualized from the period  beginning  July  1,  1996)  will  include, without limitation, the following:
                                  Fixed Charge Ratio  -- a  ratio of  EBITDA (excluding  any non-cash  expense)  to the  sum  of all  interest expense, capital expenditures  and scheduled  principal  repayments
                                  (calculated  on  a rolling  4 quarter  basis) of  at least
                                  1.25:1.00 during the first year and 1.50:1.00 thereafter.
                                  Interest Coverage Ratio -- a  ratio of EBITDA to  interest expense  (calculated on a  rolling 4 quarter  basis) of at least 2.00:1.00 during the first 2 years, 2.50:1.00 during the next 2 years and 3.00:1.00 thereafter.
                                  Senior Debt Ratio -- a ratio  of Senior Debt to EBITDA  of no more than 3.00:1.00 during the first 2 years, 2.00:1.00 during  the third  year, 1.50:1.00 during  the fourth year and 1.00:1.00 thereafter.
                                  Total Debt Ratio -- a ratio of Total Debt to EBITDA of  no more  than 5.00:1.00  during the first  2 years, 4.00:1.00 during the third  year, 3.50:1.00 during  the fourth  year and 3.00:1.00 thereafter.
                                  Minimum  EBITDA -- a minimum  EBITDA for each month during fiscal year 1996 to be agreed upon.
                                  Capital Expenditures --  not to  exceed $1,200,000  during the first year and $750,000 each year thereafter.
                                  Research  and Development --  not to exceed  8.5% of total consolidated  sales  (to  be  defined)  (calculated  on  a rolling four quarter basis).
EVENTS OF DEFAULT:                Customary   and  appropriate  (subject  to  customary  and
                                  appropriate grace periods), including, without limitation, failure to make

                                  payments when  due,  defaults under  other  agreements  or instruments of indebtedness, noncompliance with covenants, breaches  of  representations and  warranties, bankruptcy, judgments in excess  of specified  amounts, invalidity  of
                                  guaranties,    impairment   of   security   interests   in
                                  collateral, and "changes of control"  (to be defined in  a mutually agreed upon manner).

II.  CONDITIONS TO LOANS

    A.  CONDITIONS TO FUNDING OF TENDER FACILITY

    Customary and appropriate conditions precedent to the funding of the Tender Facility will include, without limitation, the following:

        1. SATISFACTORY DOCUMENTATION. The definitive documentation evidencing the Bank Facilities (the "Definitive Financing Documents") shall be prepared by counsel to Paribas and Scotiabank and shall be in form and substance satisfactory to the Agent and the Lenders.

        2. ACQUISITION DOCUMENTATION. The definitive documentation relating to the Acquisition (including the Tender Offer and the Merger) (the "Definitive Acquisition Documents") shall be in form and substance satisfactory to the Agent and the Lenders, and the Definitive Acquisition Documents shall be in full force and effect.

        3. EQUITY CAPITALIZATION OF HOLDINGS. On or prior to the Closing Date, Holdings shall have received not less than $17 million in cash common equity contributions from Genstar (the "Equity Contribution") and certain other investors and approximately $400,000 in option rollovers from certain members of management of Andros, in each case on terms and conditions satisfactory to the Agent and the Lenders.

        4. ISSUANCE OF NEW SUB DEBT. On or prior to the Closing Date, Merger Sub shall have received gross proceeds of $15 million from the issuance of the New Sub Debt. The New Sub Debt shall be unsecured, shall bear interest at a rate per annum not greater than 13% and shall have no scheduled principal payments payable prior to the sixth anniversary of the Closing Date. Any guaranties of the New Sub Debt shall be subordinated to the guaranties of the Bank Facilities. In addition, the covenants, defaults, subordination provisions, remedies and all other terms of the New Sub Debt shall be satisfactory to the Agent and the Lenders; and the holders of the New Sub Debt and the Agent shall enter into an intercreditor agreement satisfactory to the Agent and the Lenders relating to the exercise of remedies relating to the New Sub Debt. Negative covenants and defaults contained in the documents evidencing the New Sub Debt shall be less restrictive than those contained in the Definitive Financing Documents. Any fees payable in connection with the issuance of the New Sub Debt, including, without limitation, all closing, arrangement and underwriting fees, shall not be paid prior to consummation of the Tender Offer.

        5.   USE  OF FUNDS.   The  proceeds of  the Equity  Contribution and the
    issuance of the New Sub Debt shall have been used to purchase Shares in the Tender Offer prior to the expenditure of the proceeds of the Term Loan.

        6. CONSUMMATION OF TENDER OFFER. Merger Sub shall acquire not less than the Minimum Shares pursuant to the Tender Offer, and all other aspects of the Tender Offer shall be consummated pursuant to the Definitive
    Acquisition Documents,  no  provision  of which  shall  have  been  amended, supplemented, waived or otherwise modified in any material respect (including, without limitation, amending, waiving or modifying any of the "Conditions of the Offer" annexed to the Definitive Acquisition Documents) without the prior written consent of the Agent and the Lenders. The Tender Offer and the financing thereof shall be consummated in compliance with all applicable laws and regulations (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).

        7. CASH ACCOUNTS. Merger Sub shall cause Andros to pledge and deposit not less than $28 million into the Cash Accounts.

        8. AGGREGATE CONSIDERATION. After giving effect to the consummation of the Tender Offer, the aggregate consideration for the Shares shall not exceed $83.3 million.

        9. SUBORDINATED MANAGEMENT FEES. The management fees to be paid by Company to Genstar or any of its affiliates shall be subordinated to the Loans on terms satisfactory to the Agent and the Lenders and shall not exceed $450,000 during any year. For the first 3 years, such fees shall be payable solely from that portion of excess cash flow not required to be used to prepay the Loans.

        10. CERTAIN APPROVALS AND AGREEMENTS. All governmental and third party approvals necessary in connection with the Tender Offer, the financings contemplated thereby and the continuing operations of the business of Andros and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

        11. TRANSACTION EXPENSES. The Agent shall have received satisfactory evidence that the fees to be incurred in connection with the Acquisition and the related financings will not exceed $6 million in the aggregate.

        12. SECURITY. The Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above under the heading "Security" in Part I.A. above.

        13. COLLATERAL AUDIT. The Agent shall have received an audit of all inventory, accounts receivable, cash controls and accounting procedures of Andros and its subsidiaries, and the results thereof shall be satisfactory to the Agent and the Lenders.

        14. FINANCIAL STATEMENTS. The Lenders shall have received (i) audited financial statements of Andros and its subsidiaries for the fiscal years ended July 31, 1993, 1994 and 1995, (ii) unaudited financial statements of Andros and its subsidiaries for the fiscal periods most recently ended prior to the Closing Date (including, without limitation, monthly financial statements for any such period of less than three months), (iii) a pro forma balance sheet of Andros and its subsidiaries as of the Closing Date after giving effect to the Acquisition and the financings contemplated hereby, and
    (iv) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of Andros and its subsidiaries for the 5-year period after the Closing Date, all of the foregoing to be substantially consistent with any financial statements for the same periods delivered to the Agent prior to the date of the commitment letter of Paribas and Scotiabank to which this Summary of Terms is attached and, in the case of any such projections, substantially consistent with any projected financial results for such periods delivered to Paribas and Scotiabank prior to the date of such letter.

        15. NO MATERIAL ADVERSE CHANGE. Since July 31, 1995, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Andros and its subsidiaries, taken as a whole.

        16. SOLVENCY. The Agent and the Lenders shall have received an opinion from an independent valuation consultant or appraiser satisfactory to the Agent and the Lenders and a certificate of the chief financial officer of Andros, in each case in form and substance satisfactory to the Agent and the Lenders, supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated hereby, neither
    Holdings nor Andros will be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

        17. CUSTOMARY CLOSING DOCUMENTS. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

    B.  CONDITIONS TO FUNDING OF TERM LOAN FACILITY AND REVOLVING CREDIT
        FACILITY

    Customary and appropriate conditions  precedent to the  funding of the  Term
Loan   Facility  and  the  Revolving   Credit  Facility  will  include,  without
limitation, the following:

        1. CONSUMMATION OF MERGER. The Merger shall have been consummated pursuant to the Definitive Acquisition Documents (including, if so elected, the consummation of the Merger pursuant to Section 253 of the Delaware General Corporation Law), no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agent and the Lenders. Upon consummation of the Merger, all of the shares of Company shall be owned by Holdings, and Holdings shall be controlled, directly or indirectly, by Genstar.

        2.  REPAYMENT OF TENDER FACILITY.   Concurrently with the making of  the
    Term Loans, the Tender Facility shall be repaid in full.

        3. AGGREGATE ACQUISITION CONSIDERATION. After giving effect to the consummation of the Tender Offer and the Merger and the purchase of the outstanding options held by certain members of management of Andros, the aggregate consideration for the Shares and the options (the "Acquisition Consideration") shall not exceed $87.6 million.

        4. USE OF ANDROS CASH AS PART OF ACQUISITION CONSIDERATION. Company shall have used cash on deposit in the Cash Accounts to refinance the Tender Facility and to pay the Acquisition Consideration.

        5. CERTAIN APPROVALS AND AGREEMENTS. All governmental and third party approvals necessary in connection with the Merger, the financings contemplated thereby and the continuing operations of the business of Andros and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

        6.  TRANSACTION EXPENSES.   The Agent  shall have received  satisfactory
    evidence that the fees to be incurred in connection with the Acquisition and the related financings will not exceed $6 million in the aggregate.

        7. SECURITY. The Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above under the heading "Security" in Part I.B. above.

        8. FINANCIAL STATEMENTS. The Lenders shall have received (i) unaudited financial statements of Andros and its subsidiaries for the fiscal periods subsequent to those for which financial statements were delivered on or before the Closing Date (including, without limitation, monthly financial statements for any such period of less than three months) and (ii) a PRO FORMA balance sheet of Company and its subsidiaries as of the date of the consummation of the Merger after giving effect to the Merger and the financings contemplated hereby.

        9. NO MATERIAL ADVERSE CHANGE. Since July 31, 1995, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Andros and its subsidiaries, taken as a whole.

        10. CUSTOMARY CLOSING DOCUMENTS. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

    C.  CONDITIONS TO ALL BORROWINGS

    The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

III.  MISCELLANEOUS

SYNDICATION:                      A  syndicate of financial institutions will be arranged by
                                  PCM and  Scotiabank. Genstar  and Andros  shall  cooperate with  PCM and  Scotiabank in  the syndication  of the Bank
                                  Facilities   (such   cooperation   to   include,   without
                                  limitation, participating in meetings with the Lenders and assisting in the preparation of a Confidential Information
                                  Memorandum  and other  materials to be  used in connection with such syndication) and  shall provide and cause  their respective  advisors to provide all information reasonably deemed necessary  by PCM  and Scotiabank  to  successfully complete such syndication.
ASSIGNMENTS AND PARTICIPATIONS:   The  Lenders will have the right to assign all or any part of their  shares  of  the  Bank  Facilities  and  to  sell participations, subject to customary limitations on voting rights, in their shares of the Bank Facilities.
REQUISITE LENDERS:                Requisite  Lenders  shall  mean  Lenders  holding  in  the aggregate 66  2/3%  of  the  commitments  under  the  Bank
                                  Facilities.
TAXES, RESERVE REQUIREMENTS &     All  payments are to be made free and clear of any present
  INDEMNITIES:                    or future taxes (other than  franchise taxes and taxes  on overall  net income),  imposts, assessments, withholdings, or other  deductions  whatsoever.  Foreign  Lenders  shall furnish to the Agent (for delivery to Company) appropriate certificates  or  other  evidence of  exemption  from U.S.
                                  federal income tax withholding.
                                  Company shall indemnify the Lenders against all  increased costs  of capital  resulting from  reserve requirements or otherwise imposed  as well  as all  other increased  costs associated  with  any  regulatory or  tax  changes  or the breakage of LIBOR periods.
WAIVER OF JURY TRIAL:             Company and Lenders will waive any right to trial by jury.
GOVERNING LAW:                    California law shall govern the Definitive Loan Documents.
COUNSEL TO PARIBAS AND            O'Melveny & Myers.
  SCOTIABANK: